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                                                                       EXHIBIT 2



                             STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT dated as of October 26, 1999 (this "Agreement"), between Service Experts, Inc., a Delaware corporation ("Issuer"), and Lennox International Inc., a Delaware corporation (the "Grantee").

                                    RECITALS

         WHEREAS, Grantee and the Issuer are concurrently with the execution and delivery of this Agreement entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, LII Acquisition Corporation, a Delaware corporation, will merge with and into the Issuer on the terms and subject to the conditions stated therein; and

         WHEREAS, in order to induce Grantee to enter into the Merger Agreement and as a condition for Grantee's agreeing to do so, the Issuer has granted to Grantee the Stock Option (as hereinafter defined), on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1. Definitions. Capitalized terms used and not defined herein have the respective meanings assigned to them in the Merger Agreement.

         2. Grant of Stock Option. The Issuer hereby grants to Grantee an irrevocable option (the "Stock Option") to purchase, on the terms and subject to the conditions hereof, for $8.94 per share (the "Exercise Price") in cash, up to 3,618,491 fully paid and non-assessable shares (the "Option Shares") of the Issuer's common stock, par value $0.01 per share (the "Common Stock"). The Exercise Price and number of Option Shares shall be subject to adjustment as provided in Section 5 below.

         3. Exercise of Stock Option.

            (a) Grantee may, subject to the provisions of this Section 3, exercise the Stock Option, in whole or in part, at any time or from time to time, after the occurrence of a Triggering Event (defined below) and prior to the Termination Date. "Termination Date" shall mean, subject to Section 9(a), the earliest of (i) the Effective Time of the Merger or (ii) the first anniversary of the date of termination of the Merger Agreement. The Issuer shall notify Grantee in writing as promptly as practicable following its becoming aware of the occurrence of any Triggering Event, it being understood that the giving of such notice by the Issuer shall not be a condition to the right of Grantee to exercise the Option or for a Triggering Event to have occurred. Notwithstanding the occurrence of the Termination Date, Grantee shall be entitled to purchase Option Shares pursuant to any exercise of the Stock Option, on the terms and subject to the conditions hereof, to the extent Grantee exercised the Stock Option prior to the occurrence of the Termination Date. A "Triggering Event" shall mean an event the result of which is that a


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termination fee is required to be paid by the Issuer to Grantee pursuant to
Section 7.2(b) or (c) of the Merger Agreement.

            (b) Grantee may purchase Option Shares pursuant to the Stock Option only if all of the following conditions are satisfied: (i) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States shall be in effect prohibiting delivery of the Option Shares, (ii) any waiting period applicable to the purchase of the Option Shares under the HSR Act shall have expired or been terminated, and (iii) any prior notification to or approval of any other regulatory authority in the United States or elsewhere required in connection with such purchase shall have been made or obtained, other than those which if not made or obtained would not reasonably be expected to result in a significant detriment to the Issuer and its Subsidiaries, taken as a whole.

            (c) If Grantee shall be entitled to and wishes to exercise the Stock Option, it shall do so by giving the Issuer written notice (the "Stock Exercise Notice") to such effect, specifying the number of Option Shares to be purchased, the denominations of the certificate or certificates evidencing the Option Shares Grantee wishes to purchase pursuant to this Section 3(c) and a place and closing date not earlier than three business days nor later than 20 business days from the date of such Stock Exercise Notice. If the closing cannot be consummated on such date because any condition to the purchase of Option Shares set forth in Section 3(b) has not been satisfied or as a result of any restriction arising under any applicable law or regulation, the closing shall occur five days (or such earlier time as Grantee may specify) after satisfaction of all such conditions and the cessation of all such restrictions.

            (d) So long as the Stock Option is exercisable pursuant to the terms of Section 3(a), Grantee may elect to send a written notice to the Issuer (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than five business days following the date such notice is given on which date the Issuer shall pay to Grantee in exchange for the cancellation of the relevant portion of the Stock Option an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such relevant portion of the Option Shares subject to the Stock Option as Grantee shall specify. As used herein, "Spread" shall mean the excess, if any, over the Exercise Price of the higher of (x) if applicable, the highest price per share of Common Stock paid by any Person pursuant to any Acquisition Proposal relating to Grantee or agreed to be paid in any Acquisition Proposal approved by the Board of Directors of Issuer (the "Proposed Alternative Transaction Price") or (y) the average of the closing prices of the shares of Common Stock on the principal securities exchange or quotation system on which the Common Stock is then listed or traded as reported in The Wall Street Journal (Central edition) (but subject to correction for typographical or other manifest errors in such reporting) for the five consecutive trading days immediately preceding the date on which the Cash Exercise Notice is given (the "Average Market Price"). If the Proposed Alternative Transaction Price includes any property other than cash, the Proposed Alternative Transaction Price shall be the sum of (i) the fixed cash amount, if any, included in the Proposed Alternative Transaction Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date on which the Cash Exercise Notice is


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given shall be deemed to equal the fair market value of such property. If such other property includes anything other than cash or securities with an existing public trading market, the Proposed Alternative Transaction Price shall be deemed to equal the Average Market Price. Upon exercise of its right pursuant to this Section 3(d) and the receipt by Grantee of the applicable cash amount with respect to the Option Shares or the applicable portion thereof, the obligations of the Issuer to deliver Option Shares pursuant to Section 3(e) shall be terminated with respect to the number of Option Shares specified in the Cash Exercise Notice. The Spread shall be appropriately adjusted, if applicable, to give effect to Section 5.

                  (e) (i) At any closing pursuant to Section 3(c) hereof, Grantee shall make payment to the Issuer of the aggregate purchase price for the Option Shares to be purchased and the Issuer shall deliver to Grantee a certificate or certificates, as applicable, representing the purchased Option Shares, registered in the name of Grantee or its designee and (ii) at any closing pursuant to Section 3(d) hereof, the Issuer will deliver to Grantee cash in an amount determined pursuant to Section 3(d) hereof. Any payment made by Grantee to the Issuer, or by the Issuer to Grantee, pursuant to this Agreement shall be made by wire transfer of immediately available funds to a bank designated by the party receiving such funds, provided that the failure or refusal by the Issuer to designate such a bank account shall not preclude Grantee from exercising the Stock Option. If at the time of the issuance of Options Shares pursuant to the exercise of the Stock Option, Issuer shall have issued any securities similar to rights under a shareholder rights plan, then the Option Shares issued pursuant to such exercise shall be accompanied by a corresponding right with terms substantially the same as and at least as favorable to Issuer as are provided under any Issuer shareholder rights agreement or any similar agreement then in effect.

                  (f) Certificates for Common Stock delivered at the closing described in Section 3(c) hereof shall be endorsed with a restrictive legend that shall read substantially as follows:

                           "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE
                  NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF ANY EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

It is understood and agreed that the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

         4. Representations of Grantee. Grantee hereby represents and warrants to the Issuer that any Option Shares acquired by Grantee upon the exercise of the Stock Option will not be, and the Stock Option is not being, acquired by Grantee with the intention of making a public


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distribution thereof, other than pursuant to an effective registration statement under the Securities Act or otherwise in compliance with the Securities Act.

         5. Adjustment upon Changes in Capitalization or Merger.

            (a) In the event of any change in the outstanding shares of Common Stock by reason of a stock dividend, stock split, reverse stock split, split-up, merger, consolidation, recapitalization, combination, conversion, exchange of shares, extraordinary or liquidating dividend or similar transaction that would effect Grantee's rights hereunder, the type and number of shares or securities purchasable upon the exercise of the Stock Option and the Exercise Price shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Stock Option a number and class of shares or amount of other securities or property that Grantee would have received in respect of the Option Shares had the Stock Option been exercised immediately prior to such event or the record date therefor, as applicable. In no event shall the number of shares of Common Stock subject to the Stock Option exceed 19.9% of the number of shares of Common Stock issued and outstanding at the time of exercise (without giving effect to any shares subject or issued pursuant to the Stock Option).

            (b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Stock Option is adjusted as provided in this Section 5, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

            (c) Without limiting or altering the parties' rights and obligations under the Merger Agreement, in the event that the Issuer enters into an agreement (i) to consolidate with or merge into any Person, other than Grantee or one of its Subsidiaries, and the Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any Person, other than Grantee or one of its Subsidiaries, to merge into the Issuer and the Issuer will be the continuing or surviving corporation, but in connection with this merger, the shares of Common Stock outstanding immediately prior to the consummation of this merger will be changed into or exchanged for stock or other securities of the Issuer or any other Person or cash or any other property, or the shares of Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged Issuer, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing this transaction shall make proper provision so that the Stock Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Option Shares had the Stock Option been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable, and will make any other necessary adjustments. The Issuer shall take such steps in connection with such consolidation, merger, liquidation or other transaction as may be


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reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Stock Option.

            (d) Without limiting or altering the parties' relative rights and obligations under the Merger Agreement, if any additional shares of Common Stock are issued after the date of this Agreement (other than pursuant to an event described in Section 5(a)), the number of shares of Common Stock subject to the Option will be adjusted so that, after such issuance, it (together with any Option Shares previously issued) equals 19.9% of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

         6. Further Assurances; Remedies.

            (a) The Issuer agrees to maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Stock Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock from the Issuer, and to issue the appropriate number of shares of Common Stock pursuant to the terms of this Agreement. All of the Option Shares to be issued pursuant to the Stock Option, upon issuance and delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, charges, encumbrances and security interests (other than those created by this Agreement).

            (b) The Issuer agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by the Issuer.

            (c) The Issuer agrees that promptly after the occurrence of a Triggering Event it shall take all actions as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that prior notification to or approval of any other regulatory authority in the United States or elsewhere is necessary before the Stock Option may be exercised, complying with its obligations thereunder and cooperating with Grantee in Grantee's preparing and processing the required notices or applications) in order to permit Grantee to exercise the Stock Option and purchase Option Shares pursuant to such exercise.

            (d) The parties agree that Grantee would be irreparably damaged if for any reason the Issuer failed, in breach of its obligations hereunder, to issue any of the Option Shares (or other securities or property deliverable pursuant to Section 5 hereof) upon exercise of the Stock Option or to perform any of its other obligations under this Agreement, and that Grantee would not have an adequate remedy at law for money damages in such event. Accordingly, Grantee shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Issuer. Accordingly, if Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Issuer


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hereby waives the claim or defense that Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Issuer further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that Grantee may have against the Issuer for any failure to perform its obligations under this Agreement.

         7. Listing of Option Shares. Promptly after the occurrence of a Triggering Event and from time to time thereafter if necessary, the Issuer will apply to list all of the Option Shares subject to the Stock Option on the NYSE and will use its reasonable best efforts to obtain approval of such listing as soon as practicable.

         8. Registration of the Option Shares.

            (a) If, within two years of the exercise of the Stock Option, Grantee requests the Issuer in writing to register under the Securities Act at least twenty-five percent (25%) of the Option Shares received by Grantee hereunder (or, in the event that Grantee then holds less than twenty-five percent (25%) of the Option Shares received by Grantee hereunder, all of the Option Shares then held by Grantee), the Issuer will use its reasonable best efforts to cause the offering of the Option Shares so specified in such request to be registered as soon as practicable so as to permit the sale or other distribution by Grantee of the Option Shares specified in its request (and to keep such registration in effect for a period of at least 90 days), and in connection therewith the Issuer shall prepare and file as promptly as reasonably possible (but in no event later than 60 days from receipt of Grantee's request) a registration statement under the Securities Act to effect such registration on an appropriate form, which would permit the sale of the Option Shares by Grantee in accordance with the plan of disposition specified by Grantee in its request. The Issuer shall not be obligated to make effective more than two registration statements pursuant to the foregoing sentence. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 90 calendar days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Issuer or otherwise interfere with or adversely affect any pending or proposed offering of securities of Issuer or any other material transaction involving Issuer.

            (b) If, within five years of the exercise of the Stock Option, the Issuer shall propose to file a registration statement under the Securities Act (other than a filing on Form S-4 or S-8 or any successor form) with respect to any shares of Common Stock, the Issuer shall notify Grantee in writing not less than ten days prior to filing such registration statement. If Grantee wishes to have any portion of its Option Shares included in such registration statement, it shall advise the Issuer in writing to that effect within two business days following receipt of such notice, and the Issuer will thereupon include the number of Option Shares indicated by Grantee under such Registration Statement; provided that if the managing underwriter(s) of the offering pursuant to such registration statement advise the Issuer that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in such offering on a commercially reasonable basis, priority shall be given to


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securities intended to be registered by the Issuer for its own account and, thereafter, the Issuer shall include in such registration Option Shares requested by Grantee to be included therein pro rata with the shares of Common Stock intended to be included therein by other shareholders of the Issuer.

            (c) All expenses relating to or in connection with any registration contemplated under this Section 8 and the transactions contemplated thereby (including all filing, printing, reasonable professional, roadshow and other fees and expenses relating thereto) will be at the Issuer's expense except for underwriting discounts or commissions and brokers' fees. The Issuer and Grantee agree to enter into a customary underwriting agreement with underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions. The Issuer shall indemnify Grantee, its officers, directors, agents, other controlling persons and any underwriters retained by Grantee in connection with such sale of such Option Shares in the customary way, and shall agree to customary contribution provisions with such persons, with respect to claims, damages, losses and liabilities (and any expenses relating thereto) arising (or to which Grantee, its officers, directors, agents, other controlling persons or underwriters may be subject) in connection with any such offer or sale under the federal securities laws or otherwise, except for information furnished in writing by Grantee or its underwriters to the Issuer. Grantee and its underwriters, respectively, shall indemnify the Issuer to the same extent with respect to information furnished in writing to the Issuer by Grantee and such underwriters, respectively.

         9. Miscellaneous.

            (a) Extension of Exercise Periods. The periods during which Grantee may exercise its rights under Sections 2 and 3 hereof shall be extended in each such case at the request of Grantee to the extent necessary to avoid liability by Grantee under Section 16(b) of the Exchange Act by reason of such exercise.

            (b) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement, the Merger Agreement (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith) and the Confidentiality Agreements (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and (ii) except as provided in Section 8.6 of the Merger Agreement, are not intended to confer upon any person other than the parties any rights or remedies.

            (c) Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder) or, (iii) five business days after the date of mailing to the following address or to such other address or




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addresses as such person may subsequently designate by notice given hereunder, if so delivered by mail:

                  If to Grantee, to:

                           Lennox International Inc.
                           2100 Lake Park Blvd.
                           Richardson, Texas  75080
                           Telecopy:  (972) 497-5440
                           Attention: Chief Executive Officer

                           with a copy to:

                           Baker & Botts, L.L.P.
                           2001 Ross Avenue
                           Dallas, TX  75201
                           Telecopy:  (214) 953-6503
                           Attention:  Andrew M. Baker

                  If to Issuer, to:

                           Service Experts, Inc.
                           Six Cadillac Drive, Suite 400
                           Brentwood, TN 37027
                           Telecopy:  (615) 221-4131
                           Attention:  Chief Executive Officer

                           with copies to:

                           Cleary, Gottlieb, Steen & Hamilton
                           1 Liberty Plaza
                           New York, NY  10006
                           Telecopy:  (212) 225-3999
                           Attention:  Victor I. Lewkow, Esq.

                           and

                           Waller Lansden Dortch & Davis,
                           A Professional Limited Liability Company
                           511 Union Street
                           Suite 2100, Nashville City Center
                           Nashville, TN  37219
                           Telecopy:  (615) 244-6804
                           Attention:  J. Chase Cole, Esq.


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            (d) Expenses. Except as otherwise specifically provided herein and without limiting anything contained in the Merger Agreement, each party hereto shall pay its own expenses incurred in connection with this Agreement, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

            (e) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

            (g) Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby shall be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9(c) shall be deemed effective service of process on such party.

            (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

            (i) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

            (j) Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by the Issuer, but may be assigned by Grantee in whole or in part to any direct or indirect wholly-owned subsidiary of Grantee, provided that Grantee shall remain liable for any obligations so assigned.

            (k) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

            (l) Time of the Essence. The parties agree that time shall be of the essence in the performance of obligations hereunder.


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            (m) Public Announcement. Grantee and the Issuer will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any press release or make any public statement without the prior consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing Agreement with any national securities exchange, may be issued prior to such consultation, if the party making the release or statement has used its reasonable efforts to consult with the other party.

            (n) Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

            (o) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee will execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

         10. Profit Limitation.

            (a) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event shall Grantee's Total Profit (as defined below) exceed $7.0 million (the "Maximum Amount") and, if it otherwise would exceed such Maximum Amount, Grantee at its sole election may (i) pay cash to the Issuer, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee, or (iii) any combination thereof, so that Grantee's actually realized Total Profit (as defined below) shall not exceed the Maximum Amount after taking into account the foregoing actions.

            (b) Notwithstanding any other provision of this Agreement, the Stock Option may not be exercised for a number of Option Shares as would, as of the date of the Stock Exercise Notice or Cash Exercise Notice, as applicable, result in a Notional Total Profit (as defined below) of more than the Maximum Amount and, if exercise of the Stock Option otherwise would result in the Notional Total Profit exceeding such amount, Grantee, at its discretion, may (in addition to any of the actions specified in Section 10(a) above) increase the Exercise Price for that number of Option Shares set forth in the Stock Exercise Notice or Cash Exercise Notice, as applicable, so that the Notional Total Profit shall not exceed the Maximum Amount; provided, that nothing in this sentence shall restrict any exercise of the Stock Option permitted hereby on any subsequent date at the Exercise Price set forth in Section 2 hereof.

            (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the cash amount actually received by Grantee pursuant to Section 7.2 of the Merger Agreement less any repayment by Grantee to the Issuer pursuant to Section 10(a)(i) hereof, (ii) (x) the net cash amounts or the fair market value of any property received by Grantee pursuant to the sale of Option Shares (or of any other securities into or for


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which such Option Shares are converted or exchanged), less (y) Grantee's purchase price for such Option Shares (or other securities) plus (iii) the aggregate amounts received by Grantee pursuant to Section 3(d).

            (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Grantee may propose to exercise the Stock Option shall mean the Total Profit determined as of the date of the Stock Exercise Notice or Cash Exercise Notice, as applicable, assuming that the Stock Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares previously acquired upon exercise of the Stock Option and held by Grantee and its affiliates as of such date, were sold for cash at the closing price on the NYSE for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

         11. Restrictions on Certain Actions; Covenants of Grantee. From and after the date of exercise of the Stock Option (other than an exercise contemplated by Section 3(d) hereof), in whole or in part with respect to more than ten percent (10%) of the then outstanding shares of Common Stock, and until the earlier of (x) two years from the date of exercise or (y) the date Grantee beneficially owns less than five percent (5%) of the then outstanding shares of Common Stock:

            (a) Without the prior consent of the Board of Directors of the Issuer, Grantee will not, and will not permit any of its affiliates to:

                  (i) acquire or agree, offer or propose to acquire, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 15% of any class of Voting Securities (as defined below), or any rights or options to acquire such ownership (including from a third party);

                  (ii) propose a merger, consolidation or similar transaction involving the Issuer;

                  (iii) offer or propose to purchase, lease or otherwise acquire all or a substantial portion of the assets of the Issuer;

                  (iv) solicit or participate in the solicitation of any proxies or consents with respect to the securities of the Issuer;

                  (v) enter into any agreements or arrangements with any third party with respect to any of the foregoing; or

                  (vi) publicly disclose that it requested the consent of the Board of Directors of the Issuer to do any of the foregoing except as required by law.

            (b) The provisions of this Section 11 shall terminate at such time as the Stock Option granted hereby expires without having been exercised in whole or in part. The


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provisions of this Section 11 shall not apply to actions taken pursuant to the
Merger Agreement. "Voting Securities" means the shares of Common Stock, preferred stock and any other securities of the Issuer entitled to vote generally for the election of directors or any other securities (including, without limitation, rights and options), convertible into, exchangeable into or exercisable for, any of the foregoing (whether or not presently exercisable, convertible or exchangeable).

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



         IN WITNESS WHEREOF, each party has caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                       SERVICE EXPERTS, INC.



                                       By: /s/ Alan Sielbeck
                                       Name: Alan Sielbeck
                                       Title: Chief Executive Officer




                                       LENNOX INTERNATIONAL INC.



                                       By: /s/ John W. Norris, Jr.
                                       Name: John W. Norris, Jr.
                                       Title: Chairman of the Board and
                                                Chief Executive Officer





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